Exhibit 4.11
FIRST AMENDMENT

TO PURCHASE AGREEMENT

This FIRST AMENDMENT, dated as of July 15, 2005 (the “Amendment”), is made and entered into with respect to the Purchase Agreement among PCA LLC (the “Company”), the guarantors named therein, GS Mezzanine Partners II, L.P. (“GS Mezzanine”) and GS Mezzanine Partners II Offshore, L.P. (“GS Offshore” and, together with GS Mezzanine, the “Purchasers”), dated as of June 27, 2002 (as amended through the date hereof, the “Purchase Agreement”). Capitalized terms used herein without definition are so used as defined in the Purchase Agreement.

RECITALS

WHEREAS, the Company and the Purchasers have agreed to enter into a waiver (the “Waiver”) of certain provisions of Section 6.1(a) of the Purchase Agreement concurrently with this Amendment,

WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth herein,

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1.1 Amendments to Section 1. Section 1 of the Purchase Agreement is hereby amended by inserting the following definition in its proper alphabetical location:

“2005 Refinancing” means the Refinancing of the Credit Agreement by the Company with (i) one or more debt facilities with banks or other institutional lenders providing for revolving loans, term loans, senior secured notes or other extensions of credit in the original aggregate principal amount of up to $60 million and (ii) a letters of credit facility with banks or other institutional lenders providing for the issuance of letters of credit in the original aggregate principal amount of up to $20 million.

Section 1.2 Amendments to Section 8.

(a)  Section 8 of the Purchase Agreement is hereby amended by replacing Section 8.1(b) in its entirety as follows:

“(b) The Company will not, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of the Company unless such Indebtedness is also by its terms (or on the terms of any agreement governing such Indebtedness) subordinated to the Notes to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Company. No Subsidiary Guarantor will, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of such Guarantor unless such Indebtedness is also by its terms (or on the terms of any agreement governing such Indebtedness) subordinated to the Guarantee of such Guarantor to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of such Guarantor.”

(b)  Section 8 of the Purchase Agreement is hereby amended by adding a new Section 8.1(e) to the Purchase Agreement as follows:

“(e) The Company will not, directly or indirectly, incur, create, issue, assume, guarantee, permit to exist or otherwise become liable for any Senior Indebtedness other than (1) Senior Indebtedness referenced in clause (i) of the definition thereof with respect to the Credit Documents up to a total of $60 million (plus all Obligations (other than for principal) of the Company and its Restricted Subsidiaries in respect of such Senior Indebtedness) and (2) a total of $165 million in respect of (x) the Senior Notes (or notes issued in exchange therefore prior to the date hereof) and (y) any Refinancing Indebtedness Refinancing the Senior Notes (or notes issued in exchange therefore prior to the date hereof). No Guarantor will, directly or indirectly, incur, create, issue, assume, guarantee, permit to exist or otherwise become liable for any Guarantor Senior Indebtedness other than (1) Guarantor Senior Indebtedness referenced in clause (i) of the definition thereof with respect to the Credit Documents up to a total of $60 million (plus all Obligations (other than for principal) of the Company and its Restricted Subsidiaries in respect of such Guarantor Senior Indebtedness) and (2) a total of $165 million in respect of (x) the Senior Notes (or notes issued in exchange therefore prior to the date hereof) and (y) any Refinancing Indebtedness Refinancing the Senior Notes (or notes issued in exchange therefore prior to the date hereof).”

(c)  Section 8 of the Purchase Agreement is hereby amended by adding a new Section 8.1(f) to the Purchase Agreement as follows:

“(f) None of the Company or any of the Guarantors will, directly or indirectly, in any event incur, create, issue, assume, guarantee, permit to exist or otherwise become liable for any Indebtedness that (1) is Indebtedness of the Company or such Guarantor that is not subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as applicable, other than Senior Indebtedness, in the case of the Company, or Guarantor Senior Indebtedness, in the case of a Guarantor, in each case permitted by Section 8.1(e) of this Purchase Agreement or (2) ranks pari passu with the Notes or such Guarantor’s Guarantee, as the case may be (other than up to $20 million of Indebtedness incurred in accordance with clause (10) of the definition of “Permitted Indebtedness” in connection with the 2005 Refinancing or, without duplication, any Refinancing thereof).”

Section 1.3 Amendments to Section 12. Section 12 of the Purchase Agreement is hereby amended by adding a new Section 12.1(i) to the Purchase Agreement as follows:

“(i) there is a Default or Event of Default (as such terms are used in the Holdco Purchase Agreement) under 6.1(f) of the Holdco Purchase Agreement.”

Section 2. Expenses. The Company acknowledges that Section 16.1 of the Purchase Agreement applies to the Waiver, this Amendment and all matters related to or arising out of discussions between the Company and the Purchasers in respect of the 2005 Refinancing, and any previously proposed refinancing or waiver; provided, that the Company will not be required to pay any costs, fees or expenses of any legal counsel of the Purchasers pursuant to this Section 2 in excess of $50,000 in the aggregate for work completed through the date of this Amendment (the “Legal Counsel Fees”).

Section 3. Reference to and Effect on the Financing Documents. On and after the Amendment Effective Date, each reference in the Purchase Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Purchase Agreement, and each reference in the Financing Documents to “the Purchase Agreement”, “thereunder”, “thereof” or words of like import referring to the Purchase Agreement, shall mean and be a reference to the Purchase Agreement as amended by this Amendment. The execution, delivery and effectiveness of this Amendment and the amendment of the Purchase Agreement as provided herein shall not, except as expressly provided herein, operate as a waiver, termination, rescission, repudiation, relinquishment, amendment, modification or supplement of any right, power, privilege, remedy or obligation of any party arising, created or existing under or by virtue of the Purchase Agreement or of any provision of the Purchase Agreement. The parties hereto agree that except as expressly amended herein, all of the provisions of the Purchase Agreement and the other Financing Documents are and shall remain in full force and effect in accordance with the terms thereof and are hereby in all respects ratified and confirmed.

Section 4. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

Section 5. Effective Date. This Amendment shall become effective as of the date (the “Amendment Effective Date”) on which (x)(1) this Amendment and (2) the Waiver shall have been executed and delivered by each of the Company and each of the Holders of Notes and (y) the Legal Counsel Fees have been paid in full. The parties hereto agree that the Waiver shall not become effective until the Amendment Effective Date.

Section 6. Governing Law. This Amendment shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the state of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PCA LLC

By:	/s/ Donald Norsworthy___

Name: Donald Norsworthy

Title: Executive Vice President and Chief Financial Officer

Guarantors:

Portrait Corporation of America, Inc.
                                American Studios, Inc.
                                PCA National LLC
                                PCA Photo Corporation of Canada, Inc.
                                Photo Corporation of America
                                PCA Finance Corp.

By:  /s/ Donald Norsworthy___
                                    Name: Donald Norsworthy
                                    Title: Executive Vice President and Chief Financial Officer:

                                PCA National of Texas LP

By: PCA National LLC,
                                        its general partner

By:  /s/ Donald Norsworthy___
                                    Name: Donald Norsworthy
                                    Title: Executive Vice President
                                      and Chief Financial Officer

GS MEZZANINE PARTNERS II, L.P.

By: GS Mezzanine Advisors II, L.L.C.,
its general partner

By: /s/ John E. Bowman____________

Name: John E. Bowman

Title: Vice President

GS MEZZANINE PARTNERS II OFFSHORE, L.P.

By: GS Mezzanine Advisors II, L.L.C.,
its general partner

By: /s/ John E. Bowman____________
Name: John E. Bowman
Title: Vice President